Exhibit 11


            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                     COMPUTATION OF EARNINGS PER SHARE

            (In Thousands, Except Share and Per Share Amounts)
                                (Unaudited)
                                                          Six Months
                                                         Ended June 30,
                                                      1998          1997
Average number of shares outstanding ..........      245,980        245,581

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................       12,527          2,273
                                                   ---------       --------
Total average number of common and common
  equivalent shares............................      258,507        247,854
                                                   =========       ========

Income (Loss)from Continuing Operations .......     (222,705)       348,386

Loss from Discontinued Operations .............     (258,363)        (4,600)
                                                   ---------       --------
Net Income (Loss)..............................    $(481,068)      $343,786
                                                   =========       ========


Earnings Per Share:

Basic:
  Income (Loss) from Continuing Operations.....      $  (.91)     $   1.42
  Loss from Discontinued Operations............        (1.05)         (.02)
                                                     -------      --------
  Net Income (Loss)............................      $ (1.96)     $   1.40

Diluted:
  Income (Loss) from Continuing Operations.....      $  (.91)     $   1.41
  Loss from Discontinued Operations............        (1.05)         (.02)
                                                     -------      --------
  Net Income (Loss)............................      $ (1.96)     $   1.39